Exhibit 99.1

                     GameStop Corp. Announces Debt Offering


    GRAPEVINE, T--(BUSINESS WIRE)--Sept. 8, 2005--GameStop Corp. (NYSE:GME) (NYSE:GME.B) announced today that GSC Holdings Corp. intends to issue an aggregate of $950 million of senior notes and senior floating rate notes. The company intends to use the proceeds of the offering to partially finance its combination with Electronics Boutique Holdings Corp.
    GameStop is making this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines and in advance of presentations to investors.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes, senior floating rate notes or any other securities, nor will there be any sale of the senior notes, senior floating rate notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The senior notes and the senior floating rate notes will be issued in reliance on the exemptions from the registration requirements provided by Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The senior notes and the senior floating rate notes being offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    About GameStop Corp.

    Headquartered in Grapevine, Texas, GameStop Corp. (NYSE:GME) (NYSE:GME.B) is one of the nation's largest video game and entertainment software retailers. The company operates 1,980 retail stores throughout the 50 states, the District of Columbia, Puerto Rico, Ireland and the United Kingdom, primarily under the GameStop(R) brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer(R) magazine, a leading video and computer game publication. GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers. General information on GameStop Corp. can be obtained via the Internet by visiting the company's corporate Website: http://www.gamestop.com/investor-relations/.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving GameStop and Electronics Boutique, including future financial and operating results, the new company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's and Electronics Boutique's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
    The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain stockholder approvals of the proposed GameStop/Electronics Boutique combination; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that could cause GameStop's and Electronics Boutique's results to differ materially from those described in the forward-looking statements can be found in the Annual Reports on Forms 10-K/A of GameStop and Electronics Boutique for the fiscal year ended January 29, 2005 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov.



    CONTACT: Investor Contact:
             David W. Carlson
             Executive Vice President & Chief Financial Officer
             GameStop Corp.
             817-424-2130